Report of Independent Public Accountants

To the Board of Directors and Stockholders of TeleBanc Financial Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of TeleBanc Financial Corporation (a Delaware Corporation) and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleBanc Financial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


                                                         /s/ Arthur Andersen LLP


Washington, DC
February 14, 1997 (except with respect to the matters discussed in Note 20, as to which the date is February 28, 1997)